General Terms and Conditions

1. TERM AND TERMINATION

1.1. Effective Date and Term

The initial term will begin on the Effective Date. The period between the Effective Date, and the date of Termination or Expiration, if any, is the “Term.” 1.2. Termination Unless otherwise specified in a Service Attachment, following the expiration of a service’s respective term, the term will automatically renew for the length of the initial term (“Renewal Term”) unless cancelled in writing by either party at least 30 days before the expiration of the Term or Renewal Term.

We reserve the right to terminate this Agreement for a violation of our AUP. One party may also terminate this Agreement upon the occurrence of a material breach, which has not been cured by the other party within 30 days of their receipt of written notice of the breach. For the purposes of defining a material breach, materiality shall be determined from the perspective of a reasonable business person with significant experience in conducting business on the Internet. Notices of material breach must contain sufficient detail for the party against whom the assertion of material breach is directed to identify the breach and attempt to take corrective action.

1.3. Guarantees

In certain cases, this Agreement, or particular Service Attachments may be terminated by you within a defined period of time for any reason, or no reason at all (“Guarantee”). Any time provisions of this Guarantee begin to elapse on the Effective Date and are calculated on a calendar day basis. A Guarantee only applies during the Term and does not apply to any Renewal Terms. Non-recurring charges, as defined below, are never subject to the Guarantee.

2. PAYMENT

2.1. Credit

During the Term and any Renewal Terms, we may periodically review your credit history. This review may consist of a review of your payment history with us, your broader credit history as reported elsewhere, and the amount of fraud reported to us as originating with your account. By entering into this Agreement, you consent to this review, and the disclosure of your credit history, at our option, to recognized credit agencies.

2.2. Non-recurring Charges

You must pay any non-recurring charges, such as set up fees, as set out on our web site. Payment of these non-recurring charges is a pre-requisite to our obligation to provide services to you.

2.3. Recurring Charges

If you provide us with a credit card, we will bill all charges authorized by this Agreement to that credit card. In addition, we reserve the right to bill that credit card for past due services regardless of whether we regularly billed that credit card in the past. If you choose monthly billing, you are required to keep a valid credit card on file. Should you choose to remove this credit card, you will be required to choose a billing cycle for which recurring automatic charges are not required. We reserve the right to bill you for fees charged to us by our credit card processor, plus $200 special processing fee, for disputes initiated by you, which are resolved in our favor.

Unless otherwise set out on an individual Service Attachment, you agree to pay all charges by the due date indicated on the invoice ("Due Date"). You will pay us interest on payments made following the Due Date at the rate of 1.5% per month or the maximum rate allowable by law. You may be assessed a processing fee on late payments, at our sole discretion, if we incur administrative and/or legal costs associated with your late payment. Those costs are calculated on an hourly basis, rounded up to the next full hour, and are based on our current hourly rates. If your check is returned by your bank, you will be billed any return check fee charged to us plus a $25 special handling & processing fee. If you do not pay all undisputed amounts by the Due Date, we reserve the right to disconnect services and refuse to continue to provide them to you.

2.4. Refunds

We have calculated our fees based on the Term. Accordingly, fees will only be refunded as is expressly set out in this Agreement. Regardless of the Guarantee, Effective Date, Term, or Renewal Term, should you be required to make advance payment for certain services, or pay certain service fees, those fees are not refundable should you choose to terminate the Agreement for any reason.

2.5. Charges for Previously Provided Services and Storage of Equipment

We reserve the right to bill you retroactively for any services provided to you for which we had not previously billed. We also reserve the right to bill you retroactively for the costs of the removal and storage of equipment you have placed in our facility if this Agreement is terminated and this equipment is not removed by you. We also reserve the right to sell your equipment to satisfy your outstanding storage charges.

2.6. Bill Disputes

You have up to 25 days (commencing five days after the date of our bill, or on the date on which your credit card is charged) to initiate a dispute over charges or to receive credits, if applicable. In order to dispute your bill, you must send us a written itemized description of the specific items you dispute in your bill. This itemization must be in sufficient detail for us to identify the items in dispute. We must receive this information prior to the date set out above. You agree to pay by the Due Date all charges not specifically itemized in your written notice of dispute.

3. TAXES

You are responsible for all taxes and fees associated with the services which we are legally required or permitted to collect from you. These taxes and fees may include, but are not limited to, any sales, use, transfer, gross receipts, federal excise, right-of-way, franchise, privilege, property, occupational and similar taxes and surcharges, regardless of your physical location. If these taxes are assessed on us, based on the services provided to you, and we are required to pay these taxes, they will be billed to you, in addition to a reasonable special handling & processing fee. You are not responsible for taxes based on our income.

4. USE OF SERVICES

You are bound by our AUP, and may only use services provided by us for the purposes set out in the AUP. You are responsible for the activities of your customers and third party users of services provided by us through you.

4.1. Material, Products, Information and Services. 4.1.1. Server Ready

You will provide us with material and data in a condition that is capable of being deployed by us without any specialized effort on our part. In most cases, that requires that the material and data be “Server Ready” and that term is used throughout this Agreement to refer to this obligation.

4.1.2. Working Order

All Server Ready material provided to us must be previously validated and tested. We have no responsibility, and will make no effort to validate material and data placed on our servers and network. In the event that material provided to us is not Server Ready, we may at any time reject and delete this material. You may be offered the opportunity to make rejected material Server Ready; however, we are under no obligation to allow you to do so. Rejection of material for its failure to be Server Ready shall not constitute a material breach of this Agreement by us.

4.1.3. Knowledge

Use of our services requires that you possess a certain level of knowledge. At a minimum, you represent and warrant that you have sufficient knowledge about administering, designing and operating a web site, and if engaged in commercial activity, have significant experience in conducting business on the Internet, and operating the hardware and software necessary to conduct that business. Your failure to anticipate the complexity of operation of the services purchased from us shall not be a basis for you to terminate this Agreement.

Superb offers a number of services designed to assist you in the use and operation of your hardware and software. These services are provided at an additional cost, and pursuant to various contract addenda. We may terminate this agreement, at our sole and exclusive option, should your requests for support exceed those typically experienced by us for similarly situated customers.

5. MATERIAL, SERVICES AND INFORMATION

5.1. Connection Speed

Connection speed represents the maximum speed of a connection and does not represent guarantees of available end-to-end bandwidth.

5.2. Hardware, equipment and software

You are responsible for, and must provide, all telephone, computer, hardware and software equipment, and services necessary to access our network. It is your obligation to determine if the equipment necessary to connect with our network, and interact with it, is compatible. We are not responsible for incompatibility of our equipment and network with yours. Such an incompatibility is not grounds for termination of this Agreement by you, nor shall it constitute a material breach by us.

5.3. Reasonable use

We have determined what constitutes reasonable use of our network for the particular services and products you purchase from us. These standards are based on typical customer use of our network, for similar services and products. It is your obligation to monitor the use of your services and/or server(s) –to ensure that there are not unusual spikes and peaks in your bandwidth or disk usage. We understand that your business often succeeds beyond your initial expectations, or that you may face, at times, unexpected or unforeseen traffic levels. For that reason, we are pleased to offer you unlimited bandwidth, up to the capacity of the server’s connection (while metering and billing you based on the total traffic per month). However, should your use of our network and/or products exceed the limits described above, you will incur additional charges for that use. These charges will apply regardless of whether you initiated the additional use, or it was caused by a third party.

5.4. Reselling

You are allowed to resell to third-parties, the storage and transfer services provided by us, under the following conditions:

- You must provide to third-parties an active link to our current AUP;
- Third-parties to whom you provide services, must specifically disclaim any right to legal recourse against us for services provided by us, or our suppliers, to you, or to the third-party through you;
- You take full and unlimited responsibility for the actions of the third-parties, and agree to cooperate with us unconditionally should we be made aware that the third-party is acting in a way that violates our AUP, this Agreement, or the law;
- You are required to have at least one other non-resold account; and
- You are required to provide all support to the third-parties for any resold products or services.

In addition to being a material breach of this Agreement, your failure to comply with the provisions of this section shall entitle us to full recourse against you for any damages, losses, or expenses sustained by that failure. This remedy shall be in addition to, and not in lieu of, those provided for in this Agreement and at law, and shall survive termination of this Agreement.

6. LICENSES, WARRANTIES, LIMITATION OF WARRANTIES, AND

LIMITATION OF LIABILITY

6.1. Licenses and Intellectual Property

6.1.1. License from us to you

We grant to you a non-exclusive, non-transferable, worldwide, royalty free license to use technology provided by us solely to access and use the services. This license terminates on the expiration or termination of this Agreement. Except for the license rights set out above, this license does not grant any additional rights to you. All right, title and interest in our technology shall remain with us or our licensors. You are not permitted to circumvent any devices designed to protect our, or our licensor’s, ownership interests in the technology provided to you. In addition, you may not reverse engineer this technology.

Any license provided to you, is provided with "RESTRICTED RIGHTS" applicable to private and public licensees. These rights include, but are not limited to, restrictions on use, duplication, or disclosure by the United States Government as set forth in this Agreement and as provided in subparagraph (c)(1)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227 -7013 or subparagraphs (c)(1) and (2) of the Commercial Computer Software Restricted Rights at 48 CFR 52.227 -19, as applicable.

6.2 Licenses from you to us

We may use information you provide to us to for technical support, implementation, operation or administration of the services (Operational Information). Operational Information, as well as aggregate information gleaned from the operation of our business in general, will be used to improve, or create new products and services. We shall be the exclusive owners of the resulting intellectual property. You waive any rights you may in this intellectual property, and assign all right, title and interest in it to us and agree to cooperate with us to secure our rights.

You grant to us, and any third parties used by us to provide the services, a non-exclusive, non-transferable, worldwide, royalty free license to use, disseminate, transmit and cache content, technology and information provided by you and, if applicable, End Users, in conjunction with the services. This license terminates on the expiration or termination of this Agreement. All right, title and interest in your technology shall remain with you, your End Users, or your licensors.

6.3. Representations and Warranties

6.3.1. Reciprocal

We each warrant to the other that: (i) we have the power, authority and legal right to enter into this Agreement; and (ii) we have the power, authority and legal right to perform our obligations under this Agreement and all incorporated provisions.

6.3.2. Your Representations and Warranty

You represent and warrant to us that: (i) you have the experience and knowledge necessary to use the services; (ii) you understand and appreciate the risks inherent to you, your business and your person, that come from accessing the Internet; (iii) you will provide us with material that may be implemented by us to provide the services without extra effort on our part; (iv) you have sufficient knowledge about administering, designing and operating the functions facilitated by the service to take advantage of the service; (v) that you understand that you may not be able to access location based services, such as “911” emergency calls, using the service; (vi) that in entering into this Agreement, and performing the obligations set out in it, you will not violate any applicable laws and regulations; (vii) that you will make back up copies of your data even if you purchase “back up” services from us; and/or (viii) that you will pass through the terms of our Acceptable Use Policy to your customers in your agreements with them. You expressly warrant that you own the entire right, title and interest to, or have an appropriate license to use, all materials provided to us, or which may be accessed or transmitted using the services. You also warrant that to the extent you do business with other parties using the services, that they have the same ownership interests in the materials provided to you, or accessed via you, that are set out in this paragraph.

6.3.3. Our Representations and Warranty

For each service we provide, we warrant that we will perform in a competent manner.

6.4 Disclaimers and Limitations of Liability

EXCEPT AS SPECIFIED IN THIS SECTION, ALL EXPRESS OR IMPLIED CONDITIONS, REPRESENTATIONS, AND WARRANTIES INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OR CONDTIONS OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SATISFACTORY QUALITY, AGAINST INFRINGEMENT OR ARISING FROM A COURSE OF DEALING, USAGE, OR TRADE PRACTICE, ARE HEREBY EXCLUDED TO THE EXTENT ALLOWED BY APPLICABLE LAW. This disclaimer and exclusion shall apply even if the express warranty set forth above fails of its essential purpose.

YOU MAY NOT BE ABLE TO USE LOCATION BASED EMERGENCY PRODUCTS, SUCH AS “911,” USING THE PRODUCTS. WE HAVE NO LIABILITY FOR DAMAGES OR INJURIES, OF ANY TYPE, THAT YOU, EMPLOYEES, AGENTS OR AFFILIATES SUSTAIN BASED ON THE FACT THAT LOCATION BASED PRODUCTS ARE UNAVAILBLE. YOU AGREE DO INDEMNIFY AND HOLD US HARMLESS BASED ON THIRD PARTY CLAIMS BASED IN WHOLE OR IN PART ON THEIR INABILITY TO USE A LOCATION BASED SERVICE.

PRODUCTS AND SERVICES PURCHASED THROUGH US ARE SOLD AS-IS. TO THE EXTENT THAT THESE PRODUCTS AND SERVICES HAVE WARRANTIES, YOU AGREE TO LOOK TO THE MANUFACTURER OR SUPPLIER FOR ALL CLAIMS. WARRANTIES MADE BY THESE MANUFACTURERS AND SUPPLIERS MAY NOT BE PASSED THROUGH TO YOU, AND WE EXPRESSLY DISCLAIM ANY OBLIGATION TO AFFECT SUCH A PASS THROUGH SHOULD ONE BE POSSIBLE.

IN NO EVENT WILL SUPERB’S LIABILITY HEREUNDER EXCEED THE AGGREGAGE FEES ACTUALLY RECEIVED BY SUPERB FROM CUSTOMER FOR THE 12 MONTH PERIOD IMMEDIATELY PRECEDING THE EVENT GIVING RISE TO SUCH LIABILITY. FOR THE PURPOSES OF THIS PARAGRAPH ONLY, THE TERM SUPERB SHALL BE INTERPRETED TO INCLUDE SUPERB’S EMPLOYEE’S, AGENTS, OWNERS, DIRECTORS, OFFICERS, AFFILIATES, AND THIRD PARTIES PROVIDING SERVICES TO CUSTOMER THROUGH SUPERB. YOU AGREE THAT, TO THE MAXIMUM EXTENT PERMITTED BY

APPLICABLE LAW, YOU WILL NOT UNDER ANY CIRCUMSTANCES INCLUDING, BUT NOT LIMITED TO, NEGLIGENCE, HOLD SUPERB OR ITS LICENSORS, AGENTS, EMPLOYEES, OFFICERS AND/OR THIRD PARTY VENDORS, LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES WHATSOEVER INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF PROFITS, COST SAVINGS, REVENUE, BUSINESS, DATA OR USE, OR ANY OTHER PECUNIARY LOSS BY YOU, ANY OF YOUR END USERS OR ANY OTHER THIRD PARTY. YOU AGREE THAT THE FOREGOING LIMITATIONS APPLY WHETHER IN AN ACTION IN CONTRACT OR TORT OR ANY OTHER LEGAL THEORY AND APPLY EVEN IF SUPERB HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SOME JURISDICTIONS DO NOT ALLOW THE LIMITATION OR EXCLUSION OF LIABILITY FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES; YOU AGREE THAT IN THOSE JURISDICTIONS SUPERB’S LIABILITY WILL BE LIMITED TO THE EXTENT PERMITTED BY LAW.

7. INDEMNIFICATION

You agree to indemnify, defend and hold harmless Superb and its parent, subsidiary and affiliated companies, and each of their respective officers, directors, employees, shareholders and agents (each an "indemnified party" and, collectively, "indemnified parties") from and against any and all claims, damages, losses, liabilities, suits, actions, demands, proceedings (whether legal or administrative), and expenses (including, but not limited to, reasonable attorney's fees) threatened, asserted, or filed by a third party against any of the indemnified parties arising out of or relating to (i) your use of our products (ii) any violation by you of the AUP; (iii) any breach of any of your representations, warranties or covenants contained in this Agreement; or (iv) any acts or omissions by you. The terms of this section shall survive any termination of this Agreement. For the purpose of this paragraph only, the terms used to designate you include you, your customers, visitors to your website, and users of your products or services, the use of which is facilitated by us.

If you fail to comply with any terms of this Agreement, you shall be fully responsible for the cost of labour and any and all other costs, losses or legal expenses incurred by us in order to rectify the damage caused by you, or due to that damage.

8. OPERATION OF FACILITIES

In order to implement the services, you may be required to provide us with technical information. If we do not receive this information in a commercially reasonable amount of time, and the Agreement is terminated by us, you will continue to be responsible for all non-recurring charges, and any recurring charges accrued and/or invoiced up to and until termination. We may provide you with an IP address, or addresses. We retain ownership of these IP addresses and may change them at any time. Upon termination of this Agreement, you will not have the ability to transfer these addresses.

9. NOTICES

All notices must be sent in one of the following manners (i) by a recognized express carrier using delivery confirmation; (ii) by registered mail, return receipt requested; or (iii) by facsimile in which both the broadcasting machine and receiving machine date stamp each page of a transmitted document. Notices shall be deemed effective 2 business days following the date upon which receipt is indicated. However, if in the case of items (i) or (ii) above, should the notices be refused or the date of receipt be otherwise unavailable, notice will be deemed received 10 business days from actual deposit with the carrier. We reserve the right to contact you by e-mail regarding issues related to your account and this contract, other than material breaches and our termination of this Agreement. Our e-mail notices are effective 10 minutes after they are sent by our servers. Your e-mail communications to us shall not constitute notice. All notices will be sent to you at the address set out on your initial order form. It is your obligation to ensure that we have correct information to which to send notices. All notices to us shall be sent as follows.

All notices:
Superb Internet Corporation
14 th floor
700 West Pender Street
Vancouver BC V6C 1G8
Canada
Fax: +604.608.2953

Copies of all legal notices:
General Counsel
Superb Internet Corporation
14 th floor
700 West Pender Street
Vancouver BC V6C 1G8
Canada
Fax: +604.608.2953

10. OPERATION OF OUR FACILITIES

We retain the right to maintain and operate our facilities in such a manner as will best enable us to conduct our normal business operations. You may not terminate this Agreement based on changes in this operation unless such a change materially alters the type of product or service provided by us. In particular, you are not guaranteed a particular IP or IP block, shared server allocation, server rack, colocation space, or other physical location. At times, IP renumbering of server/equipment moves may be necessary; you agree to cooperate with us in the case of such a renumbering or move.

11. GENERAL

11.1. Choice of law, jurisdiction and forum

This Agreement shall be governed by the laws of the Commonwealth of Virginia without regard to its choice of law rules. The parties specifically disclaim the application of the United Nations Convention for the International Sale of Goods. Federal courts located in Fairfax County, Virginia shall have sole and exclusive jurisdiction over this Agreement. All actions relating to this Agreement shall be brought in the U.S. District Court for the Eastern District of Virginia. The parties expressly agree that jurisdiction is proper in the court set out in this paragraph.

11.2. Force Majure

Other than obligations regarding payments or confidentiality, neither party shall be in default or otherwise liable for any delay in or failure to perform under this Agreement if such a delay or failure is caused by an event beyond its reasonable control. Events beyond a party’s reasonable control include, but are not limited to, any act of God, any act of a common enemy, the elements, earthquakes, floods, fires, epidemics, inability to secure products or services from other persons, entities or transportation facilities, failures or delay in transportation or communications, or any act or failure to act by the other party or such other party’s employees, agents or contractors. Such a delay or failure shall not constitute a breach of this Agreement. Lack of funds shall not constitute a reason beyond a party’s reasonable control.

11.3. Transfer and Assignment

You may not sell, assign or transfer any of your rights or obligations under this Agreement without our prior written consent. We reserve the right to transfer services we provide to you, or assign this Agreement, at any time, without your consent or knowledge.

11.4. Waiver

Any failure or delay on our part in exercising any of the rights or powers given to us in this Agreement shall not operate as a waiver of such a right or power, or affect our right to exercise the same or any other right or power at a later date.

11.5. Severability

Should any paragraph or aspect of this Agreement be determined to be contrary to law, the remainder of the Agreement shall be interpreted in such a manner as if the omitted portions had not been included.

11.6. Drafting

Each party acknowledges that they have been given the opportunity to review this Agreement and discuss it with counsel of their choice. The Agreement shall be interpreted as if it had been jointly drafted, and shall not be construed against the drafter.

11.7. Survival

The following paragraphs shall survive the termination or expiration of this Agreement: 2 (Payment), 3 (Taxes), 5.4 (Reselling), 6 (Warranties and Limitation of Warranties), 7 (Indemnification), 9 (Notices), 11 (General).